UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

Stericycle, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37556	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

(847) 367-5910

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

For the fourth quarter of 2016 (“Q4”), Stericycle, Inc. (the “Company”) expects to record charges of approximately $65-$75 million to pre-tax income.  The charges are primarily related to the write-down of certain assets in the United Kingdom (“UK”) either sold or classified as assets held for sale in Q4 and to changes in reserve accounts in Q4 driven by market and economic conditions affecting the Company’s International Regulated Waste and Compliance Services Segment (“International Segment”) and hazardous waste business.  During Q4, the Company continued to experience challenges in its International Segment and its Patient Transport and Manufacturing and Industrial (“M&I”) waste businesses.  The Company has written down the value of certain assets due to the disposal of certain M&I assets in the UK and the classification of other assets in the UK, including its Patient Transport business, as held for sale and, as a result of these challenges, has increased certain reserve accounts, primarily within its International Segment and hazardous waste business.

The Company anticipates that approximately $30-$32 million of the total charges for Q4 will be adjusting items consistent with the Company’s historical classifications and will be part of its reconciliation of GAAP to non-GAAP net income attributable to Stericycle common shareholders (“Net Income”).  The Company expects the balance of the charges to reduce both GAAP and non-GAAP Net Income for Q4 by approximately $35-$43 million on a pre-tax basis. The preliminary information concerning the Company’s results of operations for 2016 contained in this report reflects the most current information available to the Company. Actual results may differ materially from these preliminary results due to the completion of the Company’s financial closing procedures and other developments that may arise between the date of this report and the time that financial results for 2016 are finalized. Additional information will be provided in connection with the Company’s release of its fourth quarter and full-year 2016 results.

The Company does not expect its 2017 guidance for adjusted diluted earnings per share or free cash flow to change as a result of these charges.

The information contained in this current report on Form 8-K is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as information regarding the Company’s anticipated charges to be recorded for the fourth quarter of 2016 and its 2017 guidance. The Company’s actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, increases in transportation and other operating costs, the level of governmental enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, the Company’s obligations to service its substantial indebtedness and to comply with the covenants and restrictions contained in the Company’s private placement notes, term loan credit facility and revolving credit facility, the Company’s ability to execute its acquisition strategy and to integrate acquired businesses, competition and demand for services in the regulated waste and secure information destruction industries, political, economic and currency risks related to the Company’s foreign operations, the Company’s review of accounting estimates and assumptions, impairments of goodwill or other indefinite-lived intangibles, variability in the demand for services the Company provides on a project or non-recurring basis, exposure to environmental liabilities, fluctuations in the price the Company receives for the sale of paper, disruptions in or attacks on the Company’s information technology systems, compliance with existing and future legal and regulatory requirements, as well as other factors described in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The Company makes no commitment to disclose any subsequent revisions to forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2017	STERICYCLE, INC.

	By:	/s/ Daniel V. Ginnetti
Daniel V. Ginnetti
Executive Vice President and Chief Financial Officer